Tompkins Financial Corporation S-8

Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Tompkins Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 -- Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10	457(h)(1) and 457(c)	1,000,000(2)	$49.57	$49,570,000.00	0.00014760	$7,316.53
Total Offering Amounts							$7,316.53
Total Fee Offsets(4)							--
Net Fee Due							$7,316.53

(1)	Pursuant to Rule 416(a), the Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to antidilution provisions of the 2019 Equity Incentive Plan.

(2)	Represents 1,000,000 additional shares of common stock reserved for issuance under the Registrant’s 2019 Equity Incentive Plan.

(3)	In accordance with Rules 457(h) and 457(c), calculated on the basis of the average of the high and low prices of the Common Stock on the NYSE American on October 27, 2023.

(4)	The Registrant does not have any fee offsets.